Exhibit 10.1
SEVENTH AMENDMENT attached to and made a part of that certain Lease dated September 10, 1991, between FIRST INDUSTRIAL MORTGAGE PARTNERSHIP, L.P., successor in interest to WS Development Company, as Landlord, and SOMANETICS CORPORATION, as Tenant, covering Premises at 1653 E. Maple Road, Troy, Michigan.
NOTWITHSTANDING anything to the contrary contained in the Lease, Agreement, Addenda to Lease, Termination of Agreement, and Extension of Lease to which this Seventh Amendment is attached to and made a part thereof, the Landlord and Tenant agree as follows:
1.	The Term of the Lease shall be extended Three (3) months, commencing January 1, 2010 and terminating March 31, 2010.
2.	The minimum net rent for said extended Three (3) month Term shall be Thirty Seven Thousand Two Hundred Thirty-Five and 67/100 Dollars ($37,235.67) payable in monthly installments in advance as follows:

Months	Monthly Base Rent
January 1, 2010 — March 31, 2010	$12,411.89
All other terms and conditions of said Lease, Agreement, Addenda to Lease, Termination of Agreement and Extension of Lease to remain in full force and effect unless in conflict with the terms and conditions of this Seventh Amendment shall prevail and control.

LANDLORD:

FIRST INDUSTRIAL MORTGAGE PARTNERSHIP, L.P., a Delaware limited partnership, successor in interest to WS Development Company

By:	First Industrial Mortgage Corporation, a Maryland corporation
Its:	General Partner

By:	/s/ John Strabel John Strabel, Regional Manager — Detroit

Date:	3/31/09

TENANT:

SOMANETICS CORPORATION, a Michigan corporation

By: Its:	/s/ Mary Ann Victor Vice President and Chief Administrative Officer

Date:	4/16/09